Exhibit 99.1

Cars.com Reports First Quarter 2024 Results

Delivered Strong Revenue Growth Including 13% Year-Over-Year OEM and National Growth

Achieved 5% ARPD Year-Over-Year Growth

Generated $33MM of Year-To-Date Cash Flows From Operating Activities

Amended and Extended Credit Agreement into a $350MM All-Revolver Structure

CHICAGO, May 9, 2024 -- Cars.com Inc. (NYSE: CARS) (d/b/a “Cars Commerce Inc.” or the “Company”), an audience-driven technology company empowering the automotive industry, today released its financial results for the first quarter ended March 31, 2024.

Q1 2024 Financial Highlights

•
Revenue of $180.2 million, up $13.1 million, or 8% year-over-year
•
Net income of $0.8 million, or $0.01 per diluted share, compared to Net income of $11.5 million, or $0.17 per diluted share, in the prior year
•
Adjusted net income of $28.7 million, or $0.43 per diluted share, compared to Adjusted net income of $26.2 million, or $0.39 per diluted share in the prior year
•
Adjusted EBITDA of $52.7 million, or 29% of revenue, up $8.3 million year-over-year
•
Amended existing Credit Facility, extending maturity to 2029

Q1 2024 Key Metrics and Operational Highlights

•
Average Monthly Unique Visitors (“UVs”) of 28.3 million, compared to 28.5 million a year ago
•
Traffic (“Visits”) of 171.4 million, up 4% year-over-year
•
Monthly Average Revenue Per Dealer (“ARPD”) of $2,505, up 5% year-over-year
•
Dealer Customers totaled 19,381 as of March 31, 2024, compared to 19,504 as of December 31, 2023

“We delivered another strong quarter driven by our progress against the growth drivers underpinning our platform strategy. We believe Dealers and OEMs will increasingly need our industry-leading solutions to connect with in-market shoppers and drive greater efficiency while managing rising inventory levels. As our product adoption continues to grow, we are well-positioned to deliver our full-year guidance,” said Alex Vetter, Chief Executive Officer of Cars Commerce.

Q1 2024 Results

Revenue for the first quarter totaled $180.2 million, an increase of $13.1 million, or up 8%, compared to the prior year period. Our subscription-based Dealer revenue also grew 8% year-over-year, driven by incremental revenue from the D2C Media acquisition, growth in digital experience revenue, including websites, and the 2023 Marketplace Repackaging initiative. OEM and National revenue grew 13% year-over-year driven by increased OEM spending to raise consumer awareness, as on-the-lot inventory continues to increase. During the period, approximately two-thirds of OEM customers increased their year-over-year spend.

First quarter ARPD grew 5% year-over-year, or $119 to $2,505, primarily driven by the Company’s 2023 Marketplace Repackaging initiative, partially offset by lower ARPD customers acquired through the D2C Media acquisition. As of March 31, 2024, Dealer Customers totaled 19,381, compared to 19,504 as of December 31, 2023. The Company believes the sequential change in dealer customers is influenced by higher flooring costs and the impact of continued higher interest rates on dealer customers.

Total operating expenses for the first quarter were $167.4 million, compared to $154.5 million for the prior year period. The earnout associated with D2C Media is classified as compensation expense and is reflected primarily in General and administrative expense. This quarter the Company expensed $2.8 million associated with the earnout.

Adjusted operating expenses for the quarter were $154.9 million, a $9.2 million increase compared to the prior year period. The change in Adjusted operating expenses is largely related to investments in Product and technology, primarily related to compensation and third party licenses.

Net income for the quarter was $0.8 million, or $0.01 per diluted share, compared to Net income of $11.5 million, or $0.17 per diluted share, in the first quarter of 2023. The change in Net income is primarily attributable to the change in the fair value of contingent consideration associated with prior acquisitions. Adjusted Net income for the first quarter was $28.7 million, or $0.43 per diluted share, compared to $26.2 million, or $0.39 per diluted share a year ago.

Adjusted EBITDA for the quarter totaled $52.7 million, or 29% of revenue, compared to $44.3 million, or 27% of revenue, for the prior year period. The increase in Adjusted EBITDA is primarily driven by revenue growth and slightly lower than expected operating expenses during the first quarter 2024.

Consumer interest in vehicle purchases remains strong; total Traffic reached 171.4 million and Average Monthly Unique Visitors for the quarter year were 28.3 million.

Cash Flow and Balance Sheet

Net cash provided by operating activities in the first quarter 2024 was $33.5 million, compared to $28.1 million in the prior year. Free cash flow in the first quarter totaled $27.5 million, compared to $22.8 million in 2023. The increase is primarily due to an $8.3 million year-over-year increase in Adjusted EBITDA and favorable working capital, partially offset by higher one-time cash costs and higher cash paid for interest due to timing.

The Company repaid $10 million of debt during the quarter, reducing total debt outstanding to $480.0 million, as of March 31, 2024. The Company’s net leverage (as defined in the Company’s credit facility) remained within its target net leverage range of 2.0x to 2.5x, and improved to 2.2x compared to 2.3x, as of March 31, 2023. Total liquidity as of March 31, 2024 was $226.4 million, which is defined as Cash and cash equivalents of $31.4 million and revolver capacity of $195.0 million.

In May 2024, the Company amended and extended its existing Credit Facility in a leverage neutral transaction, combining its current Term loan and Revolving loan into a new $350 million Revolving loan that matures in May 2029. The new Revolving loan had $80 million borrowed at closing.

The Company continued to execute on its balanced capital allocation strategy and for the quarter, repurchased 0.5 million shares of its common stock for $9.5 million.

“The strength of our subscription-based platform and our asset light business generated another quarter of robust revenue growth and Adjusted EBITDA,” said Sonia Jain, Chief Financial Officer of Cars Commerce. “Additionally, we refinanced our existing credit facility on favorable terms, which further strengthens our financial profile and flexibility. Our consistent execution supports strong cash flow generation and enables us to continue to invest in growth drivers that create shareholder value.”

2024 Outlook

The Company believes consistent execution of its platform strategy will drive continued revenue growth and margin expansion. Second quarter revenue is expected to be between $181 million and $183 million, representing year-over-year growth of 7% to 9%. Second quarter revenue outlook reflects continued strength in Dealer revenue driven by increased adoption of the Cars Commerce suite of products, particularly the Company’s Dealer Inspire and AccuTrade solutions. OEM and National advertising revenue is also expected to grow sequentially, buoyed by increased new vehicle production and OEM partners seeking to connect with in-market shoppers and showcase their on-the-lot inventory. Adjusted EBITDA margin for the second quarter of 2024 is expected to be between 27.5% and 29.5%. Guidance reflects additional investment to support marketplace brand and product development initiatives, as well as the shift of certain investments from the first quarter of 2024 into the second quarter of 2024.

For the year, the Company reaffirms its full year revenue growth guidance of 6% to 8%. The Company expects margins to improve over the course of the year and to deliver a full year Adjusted EBITDA margin between 28% to 30%.

Q1 2024 Earnings Call

As previously announced, management will hold a conference call and webcast today at 8:00 a.m. CT. This webcast may be accessed at the Cars Commerce Investor Relations website, investor.cars.com. An archive of the webcast will be available at investor.cars.com following the conclusion of the call.

About Cars Commerce

Cars Commerce is an audience-driven technology company empowering the automotive industry. The Company simplifies everything about car buying and selling with powerful products, solutions and AI-driven technologies that span pretail, retail and post-sale activities – enabling more efficient and profitable retail operations. The Cars Commerce platform is organized around four industry-leading brands: the flagship automotive marketplace and dealer reputation site Cars.com, award-winning technology and digital retail technology and marketing services from Dealer Inspire, essential trade-in and appraisal technology from AccuTrade, and exclusive in-market media solutions from the Cars Commerce Media Network. Learn more at www.carscommerce.inc.

Non-GAAP Financial Measures

This earnings release discusses Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, Free Cash Flow and Adjusted Operating Expenses. These financial measures are not prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). These financial measures are presented as supplemental measures of operating performance because the Company believes they provide meaningful information regarding the Company’s performance and provide a basis to compare operating results between periods. In addition, the Company uses Adjusted EBITDA as a measure for determining incentive compensation targets. Adjusted EBITDA also is used as a performance measure under the Company’s credit agreement and includes adjustments such as the items defined below and other further adjustments, which are defined in the credit agreement. These non-GAAP financial measures are frequently used by the Company’s lenders, securities analysts, investors and other interested parties to evaluate companies in the Company’s industry.

While a reconciliation of non-GAAP measures to corresponding GAAP measures is not available on a forward-looking basis without unreasonable effort due to, as applicable, the timing, amount, valuation and number of future employee equity awards and the uncertainty relating to the timing, frequency, and effect of acquisitions and the significance of the resulting transaction-related expenses, the Company has provided a reconciliation of non-GAAP financial measures to their most directly comparable financial measure prepared in accordance with GAAP in this earnings release, see "Non-GAAP Reconciliations" below.

Other companies may define or calculate these measures differently, limiting their usefulness as comparative measures. Because of these limitations, non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. Definitions of these non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures are presented in the tables below.

The Company defines Adjusted EBITDA as net income (loss) before (1) interest expense, net, (2) income tax (benefit) expense, (3) depreciation, (4) amortization of intangible assets, (5) stock-based compensation expense, (6) unrealized mark-to-market adjustments and cash transactions related to derivative instruments, (7) unrealized foreign currency exchange gains and losses, and (8) certain other items, such as transaction-related items, severance, transformation and other exit costs and write-off and impairments of goodwill, intangible assets and other long-lived assets.

Transaction-related items result from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions, including, without limitation, (1) transaction-related bonuses and (2) expenses for advisors and representatives such as investment bankers, consultants, attorneys and accounting firms. Transaction-related items may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees, consulting, compensation and other incremental costs associated with integration projects, fair value changes to contingent considerations and amortization of deferred revenue related to the AccuTrade acquisition.

The Company defines Adjusted Net Income as GAAP net income (loss) excluding, net of their related tax effects: (1) amortization of intangible assets, (2) stock-based compensation expense, (3) unrealized mark-to-market adjustments and cash transactions related to derivative instruments, (4) unrealized foreign currency exchange gains and losses, and (5) certain other items, such as transaction-related costs, severance, transformation and other exit costs and write-off and impairments of goodwill, intangible assets and other long-lived assets.

The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures, including purchases of property and equipment and capitalization of internally developed technology.

The Company defines Adjusted Operating Expenses as total operating expenses adjusted to exclude stock-based compensation, write-off and impairments of goodwill, intangible assets, long-lived assets, severance, transformation and other exit costs and transaction-related items.

Key Metric Definitions

Average Monthly Unique Visitors (“UVs”) and Traffic (“Visits”). The Company defines UVs in a given month as the number of distinct visitors that engage with its platform during that month. Visitors are identified when a user first visits an individual Cars.com property on an individual device/browser combination or installs one of its mobile apps on an individual device. If a visitor accesses more than one of its web properties or apps or uses more than one device or browser, each of those unique property/browser/app/device combinations counts toward the number of UVs. Traffic is defined as the number of visits to Cars.com desktop and mobile properties (responsive sites and mobile apps). The Company measured UVs and Traffic via Adobe Analytics through the year ended December 31, 2023. As of January 1, 2024, the Company now measures UVs and Traffic via RudderStack, which better aligns to the Company’s product and technology platform and provides improved visibility into its UVs and Traffic. Prior period UVs and Traffic information has not been recast, as it is impractical to do so. These metrics do not include traffic to Dealer Inspire or D2C Media websites.

Monthly Average Revenue Per Dealer ("ARPD"). The Company believes that its ability to grow ARPD is an indicator of the value proposition of its platform. The Company defines ARPD as Dealer revenue, excluding digital advertising services, during the period divided by the monthly average number of Dealer Customers during the same period. Beginning with the three months ended June 30, 2022, AccuTrade is included in our ARPD metric. No prior period has been recast as it would be impracticable to do so and the inclusion of AccuTrade would have had an immaterial impact on ARPD for prior periods. Additionally, beginning December 31, 2023, this key operating metric includes D2C Media.

Dealer Customers. Dealer Customers represent dealerships using our products as of the end of each reporting period. Each physical or virtual dealership location is counted separately, whether it is a single-location proprietorship or part of a large, consolidated dealer group. Multi-franchise dealerships at a single location are counted as one dealer. Beginning June 30, 2022, this key operating metric includes AccuTrade; however, no prior period has been recast as it would be impracticable to do so. Additionally, beginning December 31, 2023, this key operating metric includes D2C Media.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the federal securities laws. All statements other than statements of historical facts are forward-looking statements. These statements often use words such as “believe,” “expect,” “project,” “anticipate,” “outlook,” “intend,” “strategy,” “plan,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts,” “mission,” “strive,” “more,” “goal” or similar expressions. Forward-looking statements are based on our current expectations, beliefs, strategies, estimates, projections and assumptions, experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments, and other factors we think are appropriate. Such forward-looking statements are based on estimates and assumptions that, while considered reasonable by Cars Commerce and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. While Cars Commerce and its management make such statements in good faith and believe such judgments are reasonable, you should understand that these statements are not guarantees of future strategic action, performance or results. Our actual results, performance, achievements, strategic actions or prospects could differ materially from those expressed or implied by these forward-looking statements. Given these uncertainties, you should not rely on forward-looking statements in making investment decisions. When we make comparisons of results between current and prior periods, we do not intend to express any future trends, or indications of future performance, unless expressed as such, and you should view such comparisons as historical data. Whether or not any such forward-looking statement is in fact achieved will depend on future events, some of which are beyond our control.

Forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond our control, that could cause our actual results and strategic actions to differ materially from those expressed in the forward-looking statements contained in this press release. For a detailed discussion of many of these and other risks and uncertainties, see “Part I, Item 1A., Risk Factors” and “Part II, Item 7., Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the Securities and Exchange Commission (“SEC”) on February 22, 2024 and our other filings filed with the SEC and available on our website at investor.cars.com or via EDGAR at www.sec.gov.

You should evaluate all forward-looking statements made in this press release in the context of these risks and uncertainties. The forward-looking statements contained in this press release are based only on information currently available to us and speak only as of the date of this press release. We undertake no obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise. The forward-looking statements in this report are intended to be subject to the safe harbor protection provided by the federal securities laws.

Cars Commerce Investor Relations Contact:

Katherine Chen

ir@carscommerce.inc

408.768.6847

Cars Commerce Media Contact:

Marita Thomas

mthomas@carscommerce.inc

312.601.5692

###

Cars.com Inc.

Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2024	2023
Revenue:
Dealer	$161,815	$149,843
OEM and National	15,307	13,543
Other	3,054	3,682
Total revenue	180,176	167,068
Operating expenses:
Cost of revenue and operations	29,962	29,795
Product and technology	28,085	24,101
Marketing and sales	59,163	58,297
General and administrative	22,857	18,304
Depreciation and amortization	27,365	24,042
Total operating expenses	167,432	154,539
Operating income	12,744	12,529
Nonoperating expense:
Interest expense, net	(8,321)	(8,244)
Other (expense) income, net	(3,603)	8,239
Total nonoperating expense, net	(11,924)	(5)
Income before income taxes	820	12,524
Income tax expense	36	1,045
Net income	$784	$11,479
Weighted-average common shares outstanding:
Basic	66,318	66,530
Diluted	67,291	67,747
Earnings per share:
Basic	$0.01	$0.17
Diluted	0.01	0.17

Cars.com Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

	March 31, 2024	December 31, 2023
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$31,363	$39,198
Accounts receivable, net	125,670	125,373
Prepaid expenses	12,494	12,553
Other current assets	7,644	1,314
Total current assets	177,171	178,438
Property and equipment, net	43,379	43,853
Goodwill	146,104	147,058
Intangible assets, net	647,302	669,167
Deferred tax assets, net	108,647	112,953
Investments and other assets, net	20,528	20,980
Total assets	$1,143,131	$1,172,449
Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$25,583	$22,259
Accrued compensation	17,996	31,669
Current portion of long-term debt, net	—	23,129
Other accrued liabilities	65,785	68,691
Total current liabilities	109,364	145,748
Noncurrent liabilities:
Long-term debt, net	473,755	460,119
Deferred tax liabilities	8,687	8,757
Other noncurrent liabilities	69,875	65,717
Total noncurrent liabilities	552,317	534,593
Total liabilities	661,681	680,341
Commitments and contingencies
Stockholders' equity:
Preferred Stock at par, $0.01 par value; 5,000 shares authorized; no shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	—	—
Common Stock at par, $0.01 par value; 300,000 shares authorized; 66,228 and 65,929 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	662	659
Additional paid-in capital	1,489,525	1,500,232
Accumulated deficit	(1,008,950)	(1,009,734)
Accumulated other comprehensive income	213	951
Total stockholders' equity	481,450	492,108
Total liabilities and stockholders' equity	$1,143,131	$1,172,449

Cars.com Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities:
Net income	$784	$11,479
Adjustments to reconcile Net income to Net cash provided by operating activities:
Depreciation	6,360	4,884
Amortization of intangible assets	21,005	19,158
Changes in fair value of contingent consideration	2,554	(8,259)
Stock-based compensation	7,074	5,982
Deferred income taxes	4,426	(228)
Provision for doubtful accounts	741	447
Amortization of debt issuance costs	738	781
Unrealized loss on foreign currency denominated transactions	1,009	—
Amortization of deferred revenue related to AccuTrade acquisition	—	(883)
Other, net	217	134
Changes in operating assets and liabilities:
Accounts receivable	(1,155)	(6,552)
Prepaid expenses and other assets	(5,531)	(3,039)
Accounts payable	3,294	(859)
Accrued compensation	(13,585)	(6,904)
Other liabilities	5,537	12,000
Net cash provided by operating activities	33,468	28,141
Cash flows from investing activities:
Capitalization of internally developed technology	(5,305)	(5,172)
Purchase of property and equipment	(708)	(199)
Net cash used in investing activities	(6,013)	(5,371)
Cash flows from financing activities:
Payments of Revolving Loan borrowings and long-term debt	(10,000)	(18,750)
Payments for stock-based compensation plans, net	(8,357)	(9,797)
Repurchases of common stock	(9,096)	(7,100)
Payments of contingent consideration	(7,750)	—
Net cash used in financing activities	(35,203)	(35,647)
Effect of exchange rate changes on Cash and cash equivalents	(87)	—
Net decrease in Cash and cash equivalents	(7,835)	(12,877)
Cash and cash equivalents at beginning of period	39,198	31,715
Cash and cash equivalents at end of period	$31,363	$18,838
Supplemental cash flow information:
Cash paid for income taxes	$1,168	$96
Cash paid for interest	2,566	1,486

Cars.com Inc.

Non-GAAP Reconciliation

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2024	2023
Reconciliation of Net income to Adjusted EBITDA

Net income	$784	$11,479
Interest expense, net	8,321	8,244
Income tax expense	36	1,045
Depreciation and amortization	27,365	24,042
Stock-based compensation, including related payroll tax expense	7,950	6,952
Transaction-related and other one-time items	7,169	(7,425)
Non-operating foreign exchange expense	1,048	—
Adjusted EBITDA	$52,673	$44,337

Reconciliation of Net income to Adjusted net income

Net income	$784	$11,479
Stock-based compensation, including related payroll tax expense	7,950	6,952
Amortization of intangible assets	21,005	19,158
Transaction-related items	6,143	(8,777)
Non-operating foreign exchange expense	1,048	—
Other one-time items	1,026	1,352
Adjusted income tax valuation allowance	—	714
Income tax impact of adjustments	(9,293)	(4,671)
Adjusted net income	$28,663	$26,207

Adjusted net income per share, diluted	$0.43	$0.39
Weighted-average common shares outstanding, diluted	67,291	67,747

Reconciliation of Net cash provided by operating activities to Free cash flow

Net cash provided by operating activities	$33,468	$28,141
Capitalization of internally developed technology	(5,305)	(5,172)
Purchase of property and equipment	(708)	(199)
Free cash flow	$27,455	$22,770

Reconciliation of Operating expenses to Adjusted operating expenses for the Three Months Ended March 31, 2024:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$29,962	$—	$(329)	$29,633
Product and technology	28,085	—	(2,781)	25,304
Marketing and sales	59,163	(44)	(1,221)	57,898
General and administrative	22,857	(4,570)	(3,619)	14,668
Depreciation and amortization	27,365	—	—	27,365
Total operating expenses	$167,432	$(4,614)	$(7,950)	$154,868

Total nonoperating expense, net	$(11,924)	$3,603	$—	$(8,321)

(1) Includes transaction related items, unrealized loss on foreign currency denominated transactions, severance, transformation and other exit costs, and write-off of long-lived assets and other.

Reconciliation of Operating expenses to Adjusted operating expenses for the Three Months Ended March 31, 2023:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$29,795	$—	$(307)	$29,488
Product and technology	24,101	—	(2,057)	22,044
Marketing and sales	58,297	—	(1,433)	56,864
General and administrative	18,304	(1,917)	(3,155)	13,232
Depreciation and amortization	24,042	—	—	24,042
Total operating expenses	$154,539	$(1,917)	$(6,952)	$145,670

Total nonoperating expense, net	$(5)	$(8,259)	$—	$(8,264)

(1) Includes transaction related items, severance, transformation and other exit costs, and write-off of long-lived assets and other.